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Education Management Deepens Leadership Team with Two New Appointments
Mick J. Beekhuizen to Join as Chief Financial Officer
Joan H. Walker to Lead Corporate Communications

April 10, 2013 PITTSBURGH, PA - Education Management Corporation (NASDAQ: EDMC) today announced the appointment of two new senior executives. Mick J. Beekhuizen will join the Company as Executive Vice President and Chief Financial Officer and Joan H. Walker will be appointed as Executive Vice President, Corporate Communications. In these roles, Mr. Beekhuizen and Ms. Walker will report directly to Edward H. West, President and Chief Executive Officer.

Mr. Beekhuizen and Ms. Walker join the Education Management senior management team following the recent appointment of Carol A. DiBattiste, Executive Vice President and Chief Legal & Compliance Officer. These new members of the senior management team combined with the current operating leadership will help Education Management strengthen its efforts to operate with high standards and maintain its core values of student success, integrity, innovation and achievement as the Company evolves in a changing marketplace.

“Mick's experience and skill set will greatly benefit the Company and help us execute our strategy. Having spent over three years as an active member of the Education Management Board of Directors, he has a deep understanding of the Company and an appreciation for the significant opportunities ahead for Education Management,” said Mr. West. “Joan has shown extraordinary leadership in marketing and communications across some of America's foremost brands. She is a trusted leader in the field and will bring her skills to deepening relationships in the communities that we serve and to communicating the tremendous potential of Education Management.”

Most recently, Mr. Beekhuizen left Goldman Sachs where he was a Managing Director within the Merchant Banking Division in New York. He joined Goldman Sachs in 2000 as a financial analyst in Investment Banking in Frankfurt, Germany, and joined Merchant Banking in 2004 when he moved to New York. In 2010, Mr. Beekhuizen was named a Managing Director. He has also served on the board of EdgeMarc Energy Holdings, LLC and, since October 2009, on the board of Education Management, a position he will relinquish to assume his new role as CFO of the Company.

"I am excited about the opportunity to join Ed and the senior management team to advance the company's goals," said Mr. Beekhuizen. "My involvement with Education Management has given me great perspective on its potential and I look forward to being more closely involved in helping the company to achieve its objectives."

With over 25 years of experience and leadership in corporate communications, Ms. Walker most recently served as Executive Vice President, Corporate Relations at Allstate, where she served as a member of the company's Senior Leadership Team, developing strategy and directing the operations of the company's largest line of business. She previously served in similar senior marketing and strategic communications roles at Qwest Communications International, Monsanto and Ameritech. Earlier in her career, she founded a full service marketing and strategic communications company which was acquired by Saatchi & Saatchi, where she then served as Executive Vice President and established the firm's retail advertising division.

“Connecting with students and the communities in which we operate is critical to our business. I am looking forward to joining the Company to tell the exciting story of Education Management, its colleges and universities, and its students,” said Ms. Walker.

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About Education Management
Education Management (www.edmc.edu), through its 110 colleges and universities in the U.S. and Canada, including Argosy University, The Art Institutes, Brown Mackie Colleges and South University, provides nontraditional students with the access and opportunity to improve their lives through education.  In its more than 40-year existence, Education Management has offered academic programs through campus-based and online instruction, and successfully graduated more than 350,000 students. Education Management is committed to offering quality academic programs and strives to improve the learning experience for all students.  Undergraduate and graduate degrees and certain specialized non-degree diplomas are offered in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.